Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Vanguard Natural Resources, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (Numbers 333-159911, 333-168177 and 333-179050) and on Form S-4 (Number 333-175944) and on Form S-8 (Number 333-152448), of Vanguard Natural Resources, LLC of our report dated May 4, 2012, except for note 10 which is as of June 29, 2012, with respect to the balance sheets of Antero Resources Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K/A of Vanguard Natural Resources, LLC dated July 13, 2012.

/s/ KPMG LLP

Denver, Colorado
July 13, 2012